                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT /X/       FILED BY A PARTY OTHER THAN THE REGISTRANT / /

- --------------------------------------------------------------------------------

Check the appropriate box:
/ / Preliminary Proxy Statement
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                         Thermo Instrument Systems Inc.
                (Name of Registrant as Specified In Its Charter)

                         Thermo Instrument Systems Inc.
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
/X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
      Rule 0-11:

   4) Proposed maximum aggregate value of transaction:

   Set forth the amount on which the filing fee is calculated and state how it was determined.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

- --------------------------------------------------------------------------------

(THERMO INSTRUMENT SYSTEMS INC. LOGO)

504 AIRPORT ROAD
P.O. BOX 2108
SANTA FE, NEW MEXICO 87504-2108

                                                                     May 3, 1994

     Dear Stockholder:

     The enclosed Notice calls the 1994 Annual Meeting of the Stockholders of Thermo Instrument Systems Inc. I respectfully request that all Stockholders attend this Meeting, if possible.

     Our Annual Report for the year ended January 1, 1994, is enclosed herewith. I hope you will read it carefully. Feel free to forward any questions you may have if you are unable to be present at the Meeting.

     In addition, enclosed with this letter is a proxy authorizing three officers of the Corporation to vote your shares for you if you do not attend the Meeting. Whether or not you are able to attend the Meeting, I urge you to complete your proxy and return it to our transfer agent, American Stock Transfer & Trust Company, in the enclosed addressed, postage-paid envelope, as a quorum of the Stockholders must be present at the Meeting, either in person or by proxy.

     I appreciate your immediate attention to the mailing of this proxy.

                                                       Yours very truly,

                                                        ARVIN H. SMITH
                                                 President and Chief Executive
                                                            Officer

(THERMO INSTRUMENT SYSTEMS INC. LOGO)

504 AIRPORT ROAD
P.O. BOX 2108
SANTA FE, NEW MEXICO 87504-2108

                                                                     May 3, 1994

To the Holders of the Common Stock of
  THERMO INSTRUMENT SYSTEMS INC.

                            NOTICE OF ANNUAL MEETING

     The 1994 Annual Meeting of the Stockholders (the "Meeting") of Thermo Instrument Systems Inc. (the "Corporation") will be held on Monday, May 23, 1994, at 3:00 p.m. at the Hyatt Regency Hotel, Hilton Head, South Carolina. The purposes of the Meeting are to consider and take action upon the following matters:

     1. Election of ten directors.

     2. Such other business as may properly be brought before the Meeting and any adjournment thereof.

     The transfer books of the Corporation will not be closed prior to the Meeting but, pursuant to appropriate action by the Board of Directors, the record date for the determination of the Stockholders entitled to notice of and to vote at the Meeting is March 28, 1994.

     This Notice, the Proxy and Proxy Statement enclosed herewith are sent to you by order of the Board of Directors.

                                                            SANDRA L. LAMBERT
                                                                Secretary

                                PROXY STATEMENT

     The enclosed proxy is solicited by the Board of Directors of Thermo Instrument Systems Inc. (the "Corporation") for use at the 1994 Annual Meeting of the Stockholders (the "Meeting") to be held on Monday, May 23, 1994, at 3:00 p.m. at the Hyatt Regency Hotel, Hilton Head, South Carolina, and any adjournment thereof. The mailing address of the executive office of the Corporation is 504 Airport Road, Santa Fe, New Mexico 87504-2108. This Proxy Statement and the enclosed proxy were first furnished to Stockholders of the Corporation on or about May 3, 1994.

                               VOTING PROCEDURES

     The Board of Directors intends to present to the Meeting the election of ten Directors, constituting the entire Board of Directors.

     The representation in person or by proxy of a majority of the outstanding shares entitled to vote at the Meeting is necessary to provide a quorum for the transaction of business at the Meeting. Shares can only be voted if the Stockholder is present in person or is represented by returning a properly signed proxy. Each Stockholder's vote is very important. Whether or not you plan to attend the Meeting in person, please sign and promptly return the enclosed proxy card, which requires no postage if mailed in the United States. All signed and returned proxies will be counted towards establishing a quorum for the Meeting, regardless of how the shares are voted. An abstention or withholding authority to vote will be counted as present for determining whether the quorum requirement is satisfied.

     Shares represented by proxy will be voted in accordance with your instructions. You may specify your choices by marking the appropriate boxes on the proxy card. If your proxy card is signed and returned without specifying choices, your shares will be voted for the management nominees for Director and as the individuals named as proxy holders on the proxy deem advisable on all other matters as may properly come before the Meeting.

     In order to be elected a Director, a nominee must receive the affirmative vote of a majority of the shares of Common Stock present and entitled to vote on the election. Withholding authority to vote for a nominee will be treated as shares present and entitled to vote, and for purposes of determining the outcome of the vote will have the same effect as a vote against the nominees for Directors. A broker "non-vote" occurs when a nominee holding shares for a beneficial holder does not have discretionary voting power and does not receive voting instructions from the beneficial owner. Broker "non-votes" will not be treated as shares present and entitled to vote and will have no effect on the election of Directors.

     A Stockholder who returns a proxy may revoke it at any time before the Stockholder's shares are voted at the Meeting by written notice to the Secretary of the Corporation received prior to the Meeting, by executing and returning a later-dated proxy or by voting by ballot at the Meeting.

     The outstanding stock of the Corporation entitled to vote (excluding shares held in treasury by the Corporation) as of March 28, 1994, consisted of 47,931,840 shares of Common Stock. Each share is entitled to one vote. Only Stockholders of record at the close of business on March 28, 1994, are entitled to vote at the Meeting.

                                -- PROPOSAL 1 --

                             ELECTION OF DIRECTORS

     Ten Directors are to be elected at the Meeting, each to hold office until his successor is chosen and qualified, or until his earlier resignation, death or removal.


NOMINEES FOR DIRECTORS

     Set forth below are the names of the persons nominated to stand for election as Directors, their ages, their offices in the Corporation, if any, their principal occupation or employment for the past five years, the length of their tenure as Directors, the names of other corporations in which such persons hold directorships and certain other information. Information regarding their beneficial ownership of the Corporation's Common Stock and of the common stock of its parent corporation, Thermo Electron Corporation ("Thermo Electron"), is reported under the caption "Stock Ownership." All of the nominees are currently serving as Directors of the Corporation.

- ----------------------------------------------------------------------------------------------
  MARSHALL J. ARMSTRONG      Mr. Armstrong, 58, has been a Director of the Corporation since
                             1990. Mr. Armstrong has been Chief Executive Officer since April
                             1991 and President since November 1992 of Thermo Power
                             Corporation. He has been a Vice President of Thermo Electron since 1986. Mr. Armstrong is also a director of SatCon Technology
                             Corporation and Thermo Power Corporation.
- ----------------------------------------------------------------------------------------------
  FRANK BORMAN               Mr. Borman, 66, has been a Director of the Corporation since
                             1986. Mr. Borman is President and, since 1988, Chief Executive
                             Officer of Patlex Corporation, a patent licensing company. Mr.
                             Borman is also a director of American Superconductor Corporation,
                             Auto Finance Group, Inc., Outboard Marine Group and The Home
                             Depot, Inc.
- ----------------------------------------------------------------------------------------------
  ELIAS P. GYFTOPOULOS       Dr. Gyftopoulos, 66, has been a Director of the Corporation since
                             1986. Dr. Gyftopoulos has been the Ford Professor of Mechanical and Nuclear Engineering at the Massachusetts Institute of
                             Technology for more than five years. Dr. Gyftopoulos is also a director of Thermo Electron.
- ----------------------------------------------------------------------------------------------
  GEORGE N. HATSOPOULOS      Dr. Hatsopoulos, 67, has been a Director of the Corporation since
                             1986. Dr. Hatsopoulos has been the Chairman of the Board,
                             President and Chief Executive Officer of Thermo Electron since
                             1956. Dr. Hatsopoulos is also a director of Bolt Beranek &
                             Newman, Inc., Thermedics Inc., Thermo Cardiosystems Inc., Thermo
                             Electron, Thermo Fibertek Inc., Thermo Power Corporation, Thermo
                             Process Systems Inc. and ThermoTrex Corporation. Dr. Hatsopoulos
                             is the brother of Mr. John N. Hatsopoulos, a Director, Vice
                             President and Chief Financial Officer of the Corporation.
- ----------------------------------------------------------------------------------------------
  JOHN N. HATSOPOULOS        Mr. Hatsopoulos, 60, has been a Director of the Corporation since
                             1986. Mr. Hatsopoulos has been a Vice President and Chief
                             Financial Officer of the Corporation since 1988, the Chief
                             Financial Officer of Thermo Electron since 1988 and an Executive
                             Vice President of Thermo Electron since 1986. Mr. Hatsopoulos is also a director of Lehman Brothers Funds, Inc., Thermo Power
                             Corporation, Thermo Process Systems Inc., ThermoTrex Corporation
                             and Thermo Fibertek Inc. Mr. Hatsopoulos is the brother of Dr.
                             George N. Hatsopoulos, a Director of the Corporation.
- ----------------------------------------------------------------------------------------------

- ----------------------------------------------------------------------------------------------
  ROBERT C. HOWARD           Mr. Howard, 63, has been a Director of the Corporation since
                             1986. Mr. Howard has been an Executive Vice President of Thermo
                             Electron since 1983. Mr. Howard is also a director of Thermedics
                             Inc., Thermo Cardiosystems Inc., Thermo Power Corporation and
                             ThermoTrex Corporation.
- ----------------------------------------------------------------------------------------------
  FRANK JUNGERS              Mr. Jungers, 67, has been a Director of the Corporation since
                             1990. Mr. Jungers has been a consultant on business and energy matters since 1977. Mr. Jungers was Vice Chairman of Riedel
                             Environmental Technologies Inc. from July 1989 to October 1991 and was President of that company from January 1989 to July 1989.
                             Mr. Jungers was employed by the Arabian American Oil Company from
                             1974 through 1977 as Chairman and Chief Executive Officer. Mr.
                             Jungers is also a director of The AES Corporation,
                             Georgia-Pacific Corporation, Star Technologies Inc. and Thermo
                             Electron.
- ----------------------------------------------------------------------------------------------
  ROBERT A. MCCABE           Mr. McCabe, 59, has been a Director of the Corporation since
                             1986. Mr. McCabe has served as President of Pilot Capital
                             Corporation, which engages in private investments and provides acquisition services, since 1987. Prior to that time, Mr. McCabe was a Managing Director of Shearson Lehman Brothers Inc., an
                             investment banking firm. Mr. McCabe is also a director of
                             Borg-Warner Security Corporation, Church & Dwight Company,
                             Morrison-Knudsen Corporation, Neutrogena Corporation and Thermo
                             Electron.
- ----------------------------------------------------------------------------------------------
  ARVIN H. SMITH             Mr. Smith, 64, has been a Director and President and Chief
                             Executive Officer of the Corporation since 1986. Mr. Smith has been an Executive Vice President of Thermo Electron since 1991 and, prior to that time, a Senior Vice President of that
                             corporation since 1986. Mr. Smith is also a director of
                             Thermedics Inc.
- ----------------------------------------------------------------------------------------------
  POLYVIOS C. VINTIADIS      Mr. Vintiadis, 57, has been a Director of the Corporation since
                             July 1993. Mr. Vintiadis has been the Chairman and Chief
                             Executive Officer of Towermarc Corporation, a real estate
                             development company, since 1984. Prior to joining Towermarc, Mr.
                             Vintiadis was a principal of Morgens, Waterfall & Vintiadis,
                             Inc., a financial services firm, with whom he still is
                             associated. For more than 20 years prior to that time, Mr.
                             Vintiadis was employed by Arthur D. Little & Company, Inc. Mr.
                             Vintiadis is also a director of Lamont Apparel, Inc., Savin
                             Corporation and Thermo Process Systems Inc.
- ----------------------------------------------------------------------------------------------

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

     The Board of Directors has established an Executive Committee, an Audit Committee and a Human Resources Committee. The present members of the Executive Committee are Dr. G. Hatsopoulos (Chairman) and Mr. Borman, Mr. Howard, Mr. Smith and Mr. Vintiadis. The Executive Committee is empowered to act when it is impractical to call a meeting of the entire Board of Directors and with certain exceptions has the powers of the Board of Directors. The Audit Committee consists solely of non-employee Directors, and its present members are Mr. McCabe (Chairman), Mr. Jungers and Mr. Vintiadis. The Audit Committee reviews the scope of the audit with the Corporation's independent public accountants and meets with them for the purpose of reviewing the results of the audit subsequent to its completion. The Human Resources Committee consists solely of non-employee Directors, and its present members are Mr. Jungers (Chairman), Mr. Borman and Dr. Gyftopoulos. The Human Resources Committee reviews corporate organization, reviews the performance of senior members of management and approves executive compensation, and administers the Corporation's stock-based compensation plans. The Board of Directors has no nominating committee. The Board of Directors met twelve times, the Audit Committee met twice and the Human Resources Committee met five times during fiscal 1993. No meetings of the Executive Committee were held during fiscal 1993. Each Director attended at least 75% of all meetings of the Board of Directors and applicable committees held during fiscal 1993, except Mr. McCabe who attended 71% of such meetings.

COMPENSATION OF DIRECTORS

     Directors who are not employees of the Corporation or any other Thermo Electron company receive an annual retainer of $2,000 and a fee of $1,000 per day for attending regular meetings of the Board of Directors and $500 per day for participating in meetings of the Board of Directors held by means of conference telephone and for participating in certain meetings of committees of the Board of Directors. Payment of Directors' fees is made quarterly. Directors are also reimbursed for reasonable out-of-pocket expenses incurred in attending such meetings. Mr. Armstrong, Dr. G. Hatsopoulos, Mr. J. Hatsopoulos, Mr. Howard and Mr. Smith are all employees of Thermo Electron companies and do not receive any cash compensation from the Corporation for their services as Directors.

     Under the Deferred Compensation Plan for Directors (the "Deferred Compensation Plan"), a Director has the right to defer receipt of his cash fees until he ceases to serve as a Director, dies or retires from his principal occupation. In the event of a change in control or proposed change in control of the Corporation that is not approved by the Board of Directors, deferred amounts become payable immediately. Amounts so deferred are valued on the date of deferral as units of the Corporation's Common Stock and, when payable, may be disbursed solely in shares of Common Stock. A total of 65,868 shares of Common Stock is currently reserved for issuance under the Deferred Compensation Plan. As of January 29, 1994, deferred units equal to 19,726.24 shares of Common Stock were accumulated under the Deferred Compensation Plan for current Directors.

     In 1991, the Company adopted a directors stock option plan (the "Directors Stock Plan"). The Directors Stock Plan provides for the grant of stock options to purchase shares of Common Stock to non-employee Directors as additional compensation for their attendance at or participation in meetings of the Board of Directors and its committees. Eligible Directors are granted options on a quarterly basis according to the following formula: 200 shares for each meeting of the Board of Directors held during the quarter and attended in person by the recipient and 100 shares for each telephone meeting or committee meeting of the Board of Directors held during the quarter in which the recipient participates. The exercise price for options is determined by the average of the closing prices of the Common Stock as reported on the American Stock Exchange for the five trading days preceding the date of grant. Options are exercisable six months after the date of grant and expire seven years from the date of grant. However, the shares acquired upon exercise are subject to repurchase by the Corporation at the exercise price if the recipient ceases to serve as a Director, which repurchase rights lapse one year after the date of grant. An aggregate of 73,950 shares of Common Stock is currently reserved for issuance under the Directors Stock Plan. As of January 29, 1994, options to purchase 24,550 shares of Common Stock had been granted under the Directors Stock Plan at an average exercise price of $21.87 per share, no shares of Common Stock had been issued pursuant to the exercise of options and no options to purchase shares of Common Stock had lapsed. Options to purchase 50,450 shares of Common Stock were reserved and available for grant under the Directors Stock Plan as of January 29, 1994.

                                STOCK OWNERSHIP

     The following table sets forth the beneficial ownership of the Common
Stock, as well as the common stock of Thermo Electron, as of January 29, 1994, with respect to (i) each person who was known by the Corporation to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each Director, (iii) each executive officer named in the summary compensation table under the heading "Executive Compensation" and (iv) all Directors and executive officers as a group.

                                                 THERMO INSTRUMENT           THERMO ELECTRON
                 NAME(1)                            SYSTEMS(2)               CORPORATION(3)
- ------------------------------------------      -------------------         -----------------
Thermo Electron Corporation(4)............           42,488,602                       N/A
Marshall J. Armstrong.....................               24,765                    80,971
Frank Borman..............................               19,143                         0
Elias P. Gyftopoulos......................               21,412                    28,920
George N. Hatsopoulos.....................               76,420                 1,702,469
John N. Hatsopoulos.......................               63,413                   234,884
Denis A. Helm.............................               89,042                    46,507
Robert C. Howard..........................               16,324                    90,101
Frank Jungers.............................               23,173                   104,557
John T. Keiser............................               79,241                    42,321
Earl R. Lewis.............................               72,373                    52,563
Robert A. McCabe..........................               27,565                    18,451
Arvin H. Smith............................              230,208                   270,003
Polyvios C. Vintiadis.....................                  216                         0
All Directors and executive officers as a
  group (16 persons)......................              885,547                 2,786,901

- ---------------
  * Less than 1%

(1) Shares of the Common Stock of the Corporation and of the common stock of Thermo Electron beneficially owned include shares owned by the indicated person, by that person's spouse, by that person and his spouse, and by that person and his spouse (or either of them) for the benefit of minor children. Except as reflected in the footnotes to this table, all share ownership includes sole voting and investment power.

(2) Shares beneficially owned by Mr. Armstrong, Mr. Borman, Dr. Gyftopoulos, Dr.
    G. Hatsopoulos, Mr. J. Hatsopoulos, Mr. Helm, Mr. Jungers, Mr. Keiser, Mr. Lewis, Mr. McCabe, Mr. Smith and all Directors and executive officers as a group include 24,450, 3,450, 4,050, 50,000, 50,000, 60,000, 3,600, 30,000,
    60,000, 3,000, 125,000 and 544,622 shares, respectively, that such person or members of the group had the right to acquire within 60 days of January 29, 1994 through the exercise of stock options. Shares beneficially owned by Mr. Armstrong, Dr. G. Hatsopoulos, Mr. J. Hatsopoulos, Mr. Helm, Mr. Howard, Mr. Keiser, Mr. Lewis, Mr. Smith and all Directors and executive officers as a group include 203, 266, 267, 195, 252, 198, 176, 268 and 2,155 full shares, respectively, allocated through January 29, 1994 to their respective accounts maintained pursuant to Thermo Electron's employee stock ownership plan (the "ESOP"). Shares beneficially owned by Mr. Borman, Mr. Jungers, Mr. McCabe, Mr. Vintiadis and all Directors and executive officers as a group include 4,443, 5,608, 3,800, 216 and 14,067 shares, respectively, allocated through January 29, 1994 to their respective accounts maintained pursuant to the Deferred Compensation Plan for Directors. No Director or executive officer beneficially

                                         (Footnotes continued on following page)

[FN]
    owned more than 1% of the Common Stock outstanding as of January 29, 1994; all Directors and executive officers as a group beneficially owned 1.9% of the Common Stock outstanding as of such date.

(3) Shares beneficially owned by Mr. Armstrong, Mr. Gyftopoulos, Dr. G. Hatsopoulos, Mr. J. Hatsopoulos, Mr. Helm, Mr. Howard, Mr. Jungers, Mr. Keiser, Mr. Lewis, Mr. McCabe, Mr. Smith and all Directors and executive officers as a group included 57,800, 1,500, 738,544, 165,700, 28,150,
    28,290, 1,500, 28,550, 49,300, 1,500, 163,900 and 1,343,720 shares, respectively, that such person or members of the group had the right to acquire within 60 days after January 29, 1994 through the exercise of stock options. Shares beneficially owned by Mr. Armstrong, Dr. G. Hatsopoulos, Mr.
    J. Hatsopoulos, Mr. Helm, Mr. Howard, Mr. Keiser, Mr. Lewis, Mr. Smith and all Directors and executive officers as a group include 919, 840, 670, 400, 1,161, 399, 266, 573 and 5,627 shares, respectively, allocated through January 29, 1994 to their respective accounts maintained pursuant to the ESOP. Shares beneficially owned by Mr. Armstrong, Dr. G. Hatsopoulos, Mr. J. Hatsopoulos, Mr. Helm, Mr. Howard, Mr. Keiser, Mr. Lewis, Mr. Smith and all Directors and executive officers as a group include 2,588, 4,404, 2,772, 1,597, 3,011, 1,841, 583, 2,434 and 21,044 shares, respectively, allocated through January 29, 1994 to their respective accounts maintained pursuant to Thermo Electron's 401(k) plan. Shares beneficially owned by Mr. Jungers, Mr. McCabe and all Directors and executive officers as a group include 35,745, 15,433 and 51,178 shares, respectively, allocated through January 29, 1994 to their respective accounts maintained pursuant to Thermo Electron's Deferred Compensation Plan for Directors. Except for Dr. G. Hatsopoulos, who beneficially owned 3.6% of the Thermo Electron common stock outstanding as of January 29, 1994, no Director or executive officer beneficially owned more than 1% of such common stock outstanding as of such date; all directors and executive officers as a group beneficially owned approximately 5.6% of the Thermo Electron stock outstanding as of January 29, 1994.

(4) Includes 4,945,854 shares into which $142,384,000 in principal amount of the Corporation's senior convertible notes and subordinated convertible notes issued to Thermo Electron may be converted. Thermo Electron owned 83% of the Common Stock outstanding as of January 29, 1994. Thermo Electron's address is 81 Wyman Street, Waltham, MA 02254-9046. As of March 28, 1994, Thermo Electron had the power to elect all of the members of the Corporation's Board of Directors. Thermo Electron and its subsidiaries develop, manufacture and market environmental monitoring and analysis instruments, biomedical products, including heart-assist devices and mammography systems, papermaking and recycling equipment, alternative-energy systems, and other specialized products. Thermo Electron and its subsidiaries also provide metallurgical services and conduct advanced technology research and development.

DISCLOSURE OF CERTAIN LATE FILINGS

     Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's Directors and executive officers, and beneficial owners of more than 10% of the Common Stock such as Thermo Electron, to file with the Securities and Exchange Commission initial reports of ownership and periodic reports of changes in ownership of the Corporation's securities. Based upon a review of such filings, all Section 16(a) filing requirements applicable to the Corporation's Directors and executive officers were complied with during 1993. However, Thermo Electron failed on three occasions to timely report the acquisition of derivative securities issued by the Corporation, and on one occasion amended a previously filed report to correct a mathematical error of 10 shares in connection with the conversion of a derivative security issued by the Corporation. All of these reports were corrected and filed in early January 1994 when the errors were discovered.

                             EXECUTIVE COMPENSATION

COMPENSATION OF EXECUTIVE OFFICERS

     The following table summarizes compensation for services to the Corporation in all capacities awarded to, earned by or paid to the Corporation's chief executive officer and three other most highly compensated executive officers for the fiscal years ended January 1, 1994, January 2, 1993, and December 28, 1991. No other executive officer of the Corporation met the definition of "highly compensated" within the meaning of the Securities and Exchange Commission's executive compensation disclosure rules.

     The Corporation is required to appoint certain executive officers and full-time employees of Thermo Electron as executive officers of the Corporation, in accordance with the Thermo Electron Corporate Charter. The compensation for these executive officers is determined and paid entirely by Thermo Electron. The time and effort devoted by these individuals to the Corporation's affairs is provided to the Corporation under the Corporate Services Agreement between the Corporation and Thermo Electron. (See "Relationship with Affiliates" below.) Accordingly, the compensation for these individuals is not reported in the following table.

                            SUMMARY COMPENSATION TABLE
- --------------------------------------------------------------------------------

                                                                            LONG TERM
                                                                           COMPENSATION
                                                                          --------------
                                                                              SHARES
                                                                            UNDERLYING
                                                                            AWARDS OF
                                                                           OPTIONS (NO.       ALL
                                                 ANNUAL COMPENSATION            OF           OTHER
                                     FISCAL     ---------------------       SHARES AND      COMPEN-
    NAME AND PRINCIPAL POSITION       YEAR       SALARY       BONUS        COMPANY)(1)      SATION(2)
- -----------------------------------  ------     --------     --------     --------------    -------
Arvin H. Smith(3)..................   1993      $240,000     $304,000      125,000 (THI)    $10,023
  President and Chief Executive       1992      $223,000     $203,800                       $ 8,891
  Officer                                                                       --
                                      1991      $210,000     $188,000           --          $ 8,891
- ---------------------------------------------------------------------------------------------------
Denis A. Helm......................   1993      $127,500     $120,000       60,000 (THI)    $ 9,217
  Senior Vice President                                                     13,975 (TMO)
                                      1992      $120,000     $ 80,000        7,425 (TMO)    $10,410(4)
                                                                             3,000 (TFT)
                                      1991      $115,000     $ 80,000        1,650 (TMO)    $ 7,875
                                                                             2,100 (TKN)
- ---------------------------------------------------------------------------------------------------
Earl R. Lewis......................   1993      $131,250     $100,000       60,000 (THI)    $ 6,671
  Senior Vice President                                                     22,750 (TMO)
                                      1992      $125,000     $ 68,000       14,250 (TMO)    $ 8,247
                                                                             3,000 (TFT)
                                      1991      $120,000     $ 50,000        6,000 (TMO)    $ 9,414
                                                                             2,100 (TKN)
- ---------------------------------------------------------------------------------------------------
John T. Keiser.....................   1993      $125,000     $ 50,000       30,000 (THI)    $ 6,317
  Vice President                                                            11,675 (TMO)
                                      1992      $125,000     $ 25,000        7,125 (TMO)    $ 7,855
                                                                             3,000 (TFT)
                                      1991      $120,000     $ 50,000        3,000 (TMO)    $ 8,093
                                                                             1,800 (TKN)

                                                            (Footnotes continued on following page)

[FN]
- ---------------
(1) Mr. Smith has served as an executive officer of Thermo Electron since 1986 and has been granted options to purchase common stock of Thermo Electron and certain of its subsidiaries other than the Corporation from time to time by Thermo Electron or such other subsidiaries. These options are not reported in this table as they were granted as compensation for service to other Thermo Electron companies in capacities other than his capacity as the chief executive officer of the Corporation. In addition to the grant of options to purchase common stock of the Corporation (designated in the table as THI), Messrs. Helm, Lewis and Keiser have been granted options to purchase common stock of the following Thermo Electron companies as part of Thermo Electron's stock option program: Thermo Electron (designated in the table as TMO), Thermo Fibertek Inc. (designated in the table as TFT) and ThermoTrex Corporation (designated in the table as TKN). The number of shares underlying awards of options has been adjusted as applicable to reflect three-for-two stock splits effected in July 1993, October 1993 and October 1993 with respect to the common stock of the Corporation (THI), Thermo Electron (TMO) and ThermoTrex Corporation (TKN), respectively.

(2) Represents the amount of matching contributions made on behalf of the executive officers participating in the Thermo Electron 401(k) plan.

(3) Mr. Smith is an executive vice president and full-time employee of Thermo Electron, but he devotes such time to the affairs of the Corporation as the Corporation's needs reasonably require. The annual cash compensation and other total compensation reported in the table for Mr. Smith has been determined and paid by Thermo Electron. The Corporation is allocated a percentage of Mr. Smith's annual cash compensation (salary and bonus) for the time he devotes to the affairs of the Corporation. For 1991, the Corporation was allocated 75% of Mr. Smith's annual cash compensation. During 1992 and subsequent years, the Corporation was allocated 50% of Mr. Smith's annual cash compensation, in recognition of Mr. Smith's increased responsibilities as an executive vice president of Thermo Electron. The amounts reported in the table represent the total amounts paid to Mr. Smith by Thermo Electron, and not the amounts allocated to the Corporation.

(4) In addition to a matching contribution of $10,410 referred to in footnote
    (2), this amount includes $4,088, representing the market value of 150 shares of Thermo Electron common stock received by Mr. Helm in May 1992 in recognition of his managerial achievements, voted by managers of Thermo Electron at its annual management conference.

STOCK OPTIONS GRANTED DURING FISCAL 1993

     The following table sets forth information concerning individual grants of stock options made during fiscal 1993 to the Corporation's chief executive officer and the other named executive officers. It has not been the Corporation's policy in the past to grant stock appreciation rights, and no such rights were granted during fiscal 1993.

                          OPTION GRANTS IN FISCAL 1993
- --------------------------------------------------------------------------------
                        NO. OF SHARES                                           POTENTIAL REALIZABLE
                          UNDERLYING        PERCENT                                 VALUE AT ASSUMED
                           OPTIONS          OF TOTAL                             ANNUAL RATES OF STOCK
                           GRANTED          OPTIONS      EXERCISE                PRICE APPRECIATION FOR
                        (NO. OF SHARES   GRANTED TO ALL   PRICE                      OPTION TERM(2)
                             AND           EMPLOYEES       PER      EXPIRATION   ----------------------
        NAME             COMPANY)(1)        IN 1993      SHARE(1)      DATE         5%           10%
- ---------------------   --------------   --------------  --------   ----------   ---------    ---------
Arvin H. Smith(3)....    125,000 (THI)        12.5%       $31.28     12/16/05    $3,111,798   $8,361,255
Denis A. Helm........     60,000 (THI)         6.0%       $31.28     12/16/05    $1,493,663   $4,013,402
                           1,875 (TMO)         0.2%(4)    $37.07       4/3/00    $   28,296   $   65,942
                           2,100 (TMO)         0.2%(4)    $35.40       3/9/98    $   20,539   $   45,385
                          10,000 (TMO)         0.9%(4)    $41.38     12/14/05    $  329,325   $  884,882

                                                                 (Table continued on the following page)

                        NO. OF SHARES                                           POTENTIAL REALIZABLE
                          UNDERLYING        PERCENT                                 VALUE AT ASSUMED
                           OPTIONS          OF TOTAL                             ANNUAL RATES OF STOCK
                           GRANTED          OPTIONS      EXERCISE                PRICE APPRECIATION FOR
                        (NO. OF SHARES   GRANTED TO ALL   PRICE                      OPTION TERM(2)
                             AND           EMPLOYEES       PER      EXPIRATION   ----------------------
        NAME             COMPANY)(1)        IN 1993      SHARE(1)      DATE         5%           10%
- ---------------------   --------------   --------------  --------   ----------   ---------    ---------
Earl L. Lewis........     60,000 (THI)         6.0%       $31.28     12/16/05    $1,493,663   $4,013,402
                           3,750 (TMO)         0.3%(4)    $37.07       4/3/00    $   56,592   $  131,884
                           3,000 (TMO)         0.3%(4)    $37.07       4/3/03    $   69,939   $  177,240
                           3,000 (TMO)         0.3%(4)    $39.40      7/03/00    $   48,119   $  112,138
                          10,000 (TMO)         0.9%(4)    $41.38     12/14/05    $  329,325   $  884,882
John T. Keiser.......     30,000 (THI)         3.0%       $31.28     12/16/05    $  746,832   $2,006,701
                           1,875 (TMO)         0.2%(4)    $37.07       4/3/00    $   28,296   $   65,942
                           1,800 (TMO)         0.2%(4)    $35.40       3/9/98    $   17,605   $   38,902
                           8,000 (TMO)         0.7%(4)    $41.38     12/14/05    $  263,460   $  707,905

- ---------------

(1) The number of shares subject to option and exercise prices have been adjusted as applicable to reflect three-for-two stock splits effected in July 1993 and October 1993 with respect to the common stock of the Corporation (designated in the table as THI) and Thermo Electron (designated in the table as TMO), respectively. All of the options granted during the fiscal year are immediately exercisable at the date of grant. However, the shares acquired upon exercise are subject to repurchase by the granting corporation at the exercise price if the optionee ceases to be employed by such corporation or any other Thermo Electron company. The granting corporation may exercise its repurchase rights within six months after the termination of the optionee's employment. The repurchase rights generally lapse ratably over a period ranging from five to ten years after the first anniversary of the option grant date, depending on the term of the option, provided that the optionee is employed by the Corporation or another Thermo Electron company on each of such dates. The granting corporation may permit the holders of all such options to exercise options and to satisfy tax withholding obligations by surrendering shares equal in fair market value to the exercise price or withholding obligation.

(2) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. This table does not take into account any appreciation in the price of the applicable common stock to date.

(3) Mr. Smith has served as an executive officer of Thermo Electron since 1986 and has been granted options to purchase common stock of Thermo Electron and certain of its subsidiaries other than the Corporation. These options are not reported in this table as they were granted as compensation for service to other Thermo Electron companies in capacities other than his capacity as the chief executive officer of the Corporation.

(4) These options were granted under stock option plans maintained by Thermo Electron and accordingly, are reported as a percentage of total options granted to employees of Thermo Electron.


STOCK OPTIONS EXERCISED DURING FISCAL 1993 AND FISCAL YEAR-END VALUES

     The following table reports certain information regarding stock option exercises during fiscal 1993 and outstanding stock options held at the end of fiscal 1993 by the Corporation's chief executive officer and the other named executive officers. No stock appreciation rights were exercised or were outstanding during fiscal 1993.

  AGGREGATED OPTION EXERCISES IN FISCAL 1993 AND FISCAL YEAR-END OPTION VALUES
- --------------------------------------------------------------------------------

                                                                                 NUMBER OF      VALUE OF
                                                                                  SHARES      UNEXERCISED
                                                        SHARES                  UNDERLYING    IN-THE-MONEY
                                                       ACQUIRED       VALUE     UNEXERCISED    OPTIONS AT
         NAME                   COMPANY             ON EXERCISE(1)   REALIZED   OPTIONS(2)      YEAR-END
- ---------------------- --------------------------   --------------   --------   -----------   ------------
Arvin H. Smith........ Thermo Instrument Systems          --            --        125,000       $449,375
Denis A. Helm......... Thermo Instrument Systems        15,442       $329,965      60,000       $215,700
                       Thermo Electron                    --            --         30,250       $360,903
                       Thermo Energy Systems              --            --          4,000          --
                       Thermo Fibertek                    --            --          3,000       $ 27,375
                       Thermo Power Corporation          2,192       $ 13,875        --            --
                       Thermo Process Systems              540       $  3,472        --            --
                       ThermoTrex                         --            --          2,100       $ 22,943
Earl R. Lewis......... Thermo Instrument Systems           900       $ 18,894      60,000       $215,700
                       Thermo Electron                   2,700       $ 53,917      49,300       $512,579
                       Thermo Energy Systems              --            --          4,000          --
                       Thermo Fibertek                     600       $  4,350       2,400       $ 21,900
                       ThermoTrex                          840       $  9,562       1,260       $ 13,766
John T. Keiser........ Thermo Instrument Systems        41,999       $978,819      30,000       $107,850
                       Thermo Cardiosystems               --            --          7,500       $122,025
                       Thermo Electron                    --            --         30,050       $417,776
                       Thermo Energy Systems              --            --          4,000          --
                       Thermo Fibertek                    --            --          3,000       $ 27,375
                       Thermo Process Systems              540       $  3,067        --            --
                       ThermoTrex                         --            --          1,800       $ 19,665

- ---------------
(1) As an executive officer of Thermo Electron, Mr. Smith also holds unexercised options to purchase common stock of Thermo Electron and certain of its subsidiaries other than the Corporation. These options are not reported here as they were granted as compensation for service to other Thermo Electron companies in capacities other than his capacity as the chief executive officer of the Corporation. Messrs. Helm, Keiser and Lewis hold unexercised options to purchase common stock of Thermo Electron and its subsidiaries other than the Corporation under plans maintained by Thermo Electron.
(2) The number of shares have been adjusted as applicable to reflect the following stock splits: three-for-two stock splits effected in October 1993 with respect to the common stock of Thermo Electron and ThermoTrex, and in July 1993 with respect to the Corporation's Common Stock; and a two-for-one stock split effected in November 1993 with respect to the common stock of Thermo Cardiosystems. All of the options reported outstanding at the end of the fiscal year are currently exercisable, except options to purchase common stock of Thermo Energy Systems Corporation. Options to purchase Thermo Energy Systems common stock are exercisable commencing 90 days after that company's common stock becomes publicly traded. The shares acquired upon exercise of the options reported in the table are subject to repurchase by the granting corporation at the exercise price if the optionee ceases to be employed by such corporation or any other Thermo Electron company. The granting corporation may exercise its repurchase rights within six months after the termination of the optionee's employment. The repurchase rights generally lapse ratably over a period ranging from five to ten years after the first anniversary of the option grant date, depending on the option term, provided that the optionee is employed by the Corporation or another Thermo Electron company on each of such dates.

SEVERANCE AGREEMENTS

     Thermo Electron has entered into severance agreements with several of its key employees, including key employees of the Corporation and other majority-owned subsidiaries, that provide severance benefits if there is a change of control of Thermo Electron (as defined in the agreements) that is not approved by the Board of Directors of Thermo Electron and the employee's employment with Thermo Electron or the majority-owned subsidiary is terminated, for whatever reason, within one year thereafter. In 1983, Thermo Electron entered into a severance agreement with Mr. Smith, which states the benefit to be received as an initial percentage which was established by the Board of Directors of Thermo Electron and was generally based upon his age and length of service with Thermo Electron at the time. Benefits under this agreement are to be paid over a five-year period. The benefit to be paid in the first year is determined by applying this percentage to the employee's highest annual total remuneration in any twelve-month period during the preceding three years. This benefit is reduced 10% in each of the succeeding four years in which benefits are paid. The initial percentage to be applied to Mr. Smith is 59.1%.

     In 1988, Thermo Electron entered into severance agreements with several other key employees, including two executive officers of the Corporation, Mr. Helm and Mr. Keiser. Under these agreements, a lump-sum benefit at the time of a qualifying severance would be paid to the employee by Thermo Electron or the majority-owned subsidiary equal to the highest total cash compensation in any twelve-month period during the three years preceding the severance event. A qualifying severance exists if (i) the employment of the executive officer is terminated for any reason within one year after a change in control of Thermo Electron or (ii) a group of directors of Thermo Electron consisting of directors of Thermo Electron on the date of the severance agreement or, if an election contest or tender or exchange offer for Thermo Electron's common stock has occurred, the directors of Thermo Electron immediately prior to such election contest or tender or exchange offer, and any future directors who are nominated or elected by such directors, determines that any other termination of the executive officer's employment should be treated as a qualifying severance. The benefits to be provided are limited so that the payments would not constitute so-called "excess parachute payments" under applicable provisions of the Internal Revenue Code of 1986.

     Assuming that severance benefits would have been payable as of April 2, 1994, the payments thereunder to Mr. Smith, Mr. Helm and Mr. Keiser would have been approximately $284,000 (with respect to the first year in which benefits would be paid), $250,000 and $225,000, respectively.

                   COMMITTEE REPORT ON EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

     All decisions on compensation for the Committee's executive officers are made by the Human Resources Committee of the Board of Directors (the "Committee"). In reviewing and establishing total cash compensation and stock-based compensation for its executives, the Committee follows guidelines established by the human resources committee of its parent corporation, Thermo Electron. The executive compensation program presently consists of annual base salary, short-term incentives in the form of annual cash bonuses and long-term incentives in the form of stock options.

     The Committee believes that the compensation of executive officers should reflect the scope of their responsibilities, the success of the Corporation, and the contributions of each executive to that success. In addition, the Committee believes that base salaries should approximate the appropriate competitive norm and that short-and long-term incentive compensation should reflect the performance of the Corporation and the contributions of each executive.

     External competitiveness is an important element of ensuring that the Corporation can continue to attract and retain highly qualified executives. The competitiveness of the Corporation's compensation for its executive officers is assessed with respect to diversified industry data provided by national compensation consulting firms through annual executive compensation surveys. The market data are provided primarily by "Project 777," an executive compensation survey prepared by Management Compensation Services, a division of Hewitt Associates. The Committee compares executive compensation to the multi-industry and the electrical/electronic industry segments in the Project 777 survey. These segments contain a broad range of companies participating in the survey, and include most of the companies included in the Corporation's performance peer group. Comparing compensation to diversified industry surveys provides a broad-based competitive perspective.

     The process for determining each of these elements for the Corporation's executive officers is outlined below. For its review of the compensation of other officers of the Corporation, the Committee follows a substantially similar process.

  BASE SALARY

     Base salaries are intended to reflect the competitive norm for similar positions in organizations of comparable sales and complexity to the Corporation. Executive officer salaries are adjusted gradually over time and only as necessary to meet this objective. Increases in base salary may be further moderated by other considerations, such as the average increases awarded to other employees of the Corporation. It is the Committee's intention, however, that over time the base salaries for its executives will approximate the competitive norm.

     For 1993, salaries for the Corporation's executives were lower than the competitive norm. The Committee believes this difference results from a combination of relatively rapid growth in the Corporation's revenues, and its practice of increasing salaries gradually and in moderation. The salary increases in 1993 for executives reflect this practice of gradual increase and moderation.

     CASH BONUS

     At the beginning of each year, the Committee establishes a median potential bonus for each executive by reviewing market data on total cash compensation. Specifically, the median potential bonus plus the salary of an executive officer is approximately equal to the mid-point total compensation for a similar position and level of responsibility in businesses having comparable sales and complexity to the Corporation. At the end of each year, the bonus awarded to an executive officer ranges from zero to three times the median potential bonus. The value within the range (the bonus multiplier) is determined at the end of each year by formulas established by the Committee that are a function of operating returns and income improvement for the Corporation and the particular unit for which the executive is primarily responsible, and by a subjective evaluation of the contributions of the executive that are not captured by short-term financial results and yet are considered by the Committee important to the long-term creation of value for the Stockholders.

     The bonuses for executive officers approved by the Committee with respect to 1993 performance in each case exceeded the median potential bonus, reflecting both the Corporation's performance and the individual contributions of its executives.

     STOCK OPTION PROGRAM

     The primary goal of the Corporation is to excel in the creation of long-term value for the Stockholders. The principal incentive tool used to achieve this goal is the periodic award to key employees of options to purchase common stock of the Corporation and other Thermo Electron companies.

     The Committee and management believe that stock option awards to purchase the shares of both the Corporation and other companies within the Thermo Electron group of companies accomplish many objectives. The grant of options to key employees encourages equity ownership in the Corporation, and closely aligns management interests to the interests of all the Stockholders. The emphasis on stock options also results in management compensation being closely linked to stock performance. In addition, because they are subject to vesting periods of varying durations and to forfeiture if the employee leaves the Corporation prematurely, stock options are an incentive for key employees to remain with the Corporation long-term. The Committee believes stock option awards in its parent corporation, Thermo Electron, and the other majority-owned subsidiaries of Thermo Electron, are important in providing incentives for performance within the entire consolidated group.

     In determining awards, the Committee considers the average annual value of all options to purchase shares of the Corporation, its majority-owned subsidiaries, and other companies within the Thermo Electron group, that vest over the following five years. (Values are established in accordance with the Black-Scholes option pricing model.) This annual value is then added to the cash compensation for the year to determine the total compensation of the executive officer. As a guideline, the Committee intends to maintain the aggregate amount of awards to all employees over a five-year period below 10% of the Corporation's outstanding Common Stock, and considers the size of the company, the percentage of its stock held by the public, its stage of development, management objectives, and standards for awards of comparably situated companies.

     In December 1993, the Committee reviewed the total compensation for executives, considered actual and anticipated contributions of each executive, as well as the value of previously awarded options as described above, and determined option awards accordingly. The option awards made with respect to the common stock of the Corporation's parent, Thermo Electron, were determined by the human resources committee of its board of directors using a similar analysis as that used by the Committee.

1993 CEO COMPENSATION

     Cash compensation for Mr. Arvin H. Smith is reviewed by both the Committee and the human resources committee of the board of directors of Thermo Electron, due to his responsibilities as both the Corporation's chief executive officer and as an executive vice president of Thermo Electron, the Corporation's parent. Each committee evaluates Mr. Smith's performance and proposed compensation using a process similar to that used for the other executive officers of the Corporation. At the Thermo Electron level, Mr. Smith is evaluated on his performance related to the Corporation, as well as other operating units of Thermo Electron for which he is responsible, weighted in accordance with the amount of time and effort devoted to each operation. Approximately 50% of Mr. Smith's bonus for 1993 performance was attributable to his responsibilities at the Corporation. The Corporation's Committee then reviews the analysis and determinations of the Thermo Electron committee, makes an independent assessment of Mr. Smith's performance as it relates to the Corporation using criteria similar to that used for the other executive officers of the Corporation, and then agrees to an appropriate allocation of Mr. Smith's compensation to be paid by the Corporation.

     In December 1993, the Committee conducted its review of Mr. Smith's proposed salary for 1994 and bonus for 1993 performance. The Committee concurred in the recommendations made by the Thermo Electron committee and agreed to an allocation of 50% of Mr. Smith's total cash compensation for 1993 to the Corporation, based on his relative responsibilities at the Corporation and Thermo Electron. The Committee believes that the total cash compensation for Mr. Smith for 1993 tends to be below the competitive norm for a similarly sized company with performance comparable to that of the Corporation, and prefers that a significant portion of total compensation be awarded in the form of long-term incentive compensation, such as stock options.

     The Committee also approved stock option awards with respect to the Corporation's Common Stock to Mr. Smith at the end of 1993. Based upon an evaluation comparable to that described for all executive officers, and considering Mr. Smith's actual and anticipated contributions to the Corporation, the Committee approved the option awards reported.

                          Mr. Frank Jungers (Chairman)
                                Mr. Frank Borman
                            Dr. Elias P. Gyftopoulos

                         COMPARATIVE PERFORMANCE GRAPH

     The SEC requires that the Corporation include in this Proxy Statement a line-graph presentation comparing cumulative, five-year shareholder returns for the Corporation's Common Stock with a broad-based market index and either a nationally recognized industry standard or an index of peer companies selected by the Corporation. The Corporation has compared its performance with the American Stock Exchange Market Value Index and a peer group of instrument companies comprised of Beckman Instruments Inc., Dionex Inc., Millipore Corp., Perkin-Elmer Corp. and Varian Associates Inc. Last year, the Corporation included Hewlett-Packard Co. in its peer group, but it has subsequently concluded that this is an inappropriate comparison because less than 5% of that company's revenues relate to the analytical instrument market and its revenues and performance predominantly relate to the computer industry. Accordingly, two peer groups are presented in the graph, one including Dionex Inc. (the "Current Peer Group") and the other including Hewlett-Packard Co. (the "Discontinued Peer Group"). The Corporation changed its fiscal year-end from the Saturday nearest June 30 to the Saturday nearest December 31 in 1989. Accordingly, the graph presents data for July 1, 1988, June 30, 1989 and December 29, 1989, December 31, 1990, December 31, 1991, December 31, 1992, and December 31, 1993.


             COMPARISON OF 1988-1993 CUMULATIVE TOTAL RETURN AMONG
                     THERMO INSTRUMENT SYSTEMS INC. (THI),
                THE AMERICAN STOCK EXCHANGE MARKET VALUE INDEX,
        THE CORPORATION'S CURRENT PEER GROUP AND DISCONTINUED PEER GROUP

                              [PERFORMANCE GRAPH]

- ----------------------------------------------------------------------------------------------------------------------
                                 7/1/88       6/30/89     12/31/89     12/31/90     12/31/91     12/31/92     12/31/93
- ----------------------------------------------------------------------------------------------------------------------
 THI                               100          182          172          155          251          364          551
- ----------------------------------------------------------------------------------------------------------------------
 AMEX                              100          116          122          99           127          128          153
- ----------------------------------------------------------------------------------------------------------------------
 Current Peer Group                100          87           81           90           109          128          148
- ----------------------------------------------------------------------------------------------------------------------
 Discontinued Peer Group           100          94           86           66           109          134          154
- ----------------------------------------------------------------------------------------------------------------------

The total return for the Corporation's Common Stock (THI), the American Stock Exchange Market Value Index (AMEX) and peer group of instrument companies assumes the reinvestment of dividends, although dividends have not been declared on the Corporation's Common Stock.

The American Stock Exchange Market Value Index tracks the aggregate performance of equity securities of companies listed on the American Stock Exchange. The Corporation's Common Stock is traded on the American Stock Exchange under the ticker symbol "THI".

                          RELATIONSHIP WITH AFFILIATES

     Thermo Electron has adopted a strategy of selling a minority interest in subsidiary companies to outside investors as an important tool in its future development. As part of this strategy, Thermo Electron has created the Corporation, Thermedics Inc., Thermo Power Corporation, Thermo Process Systems Inc., ThermoTrex Corporation and Thermo Fibertek Inc., all of which are publicly held subsidiaries of Thermo Electron. Thermedics Inc. has created Thermo Cardiosystems Inc. as a publicly held subsidiary and acquired the majority interest in a previously unaffiliated public company, Thermo Voltek Corp. Thermo Process Systems Inc. has created Thermo Remediation Inc. as a publicly held subsidiary and has acquired Beheersmaatschappij J. Amerika N.V. as a privately held, majority-owned subsidiary. ThermoTrex Corporation has created ThermoLase Corporation as a privately held, majority-owned subsidiary. In addition, Thermo Electron created Thermo Energy Systems Corporation, a privately held majority-owned subsidiary, and other privately held majority-owned subsidiaries. (The Corporation and the other Thermo Electron subsidiaries are hereinafter referred to as the "Thermo Subsidiaries.")

     Thermo Electron and each of the Thermo Subsidiaries recognize that the benefits and support that derive from their affiliation are essential elements of their individual performance. Accordingly, Thermo Electron and each of the Thermo Subsidiaries adopted the Thermo Electron Corporate Charter (the "Charter") to define the relationships and delineate the nature of such cooperation among themselves. The purpose of the Charter is to ensure that (1) all of the companies and their stockholders are treated consistently and fairly,
(2) the scope and nature of the cooperation among the companies, and each company's responsibilities, are adequately defined, (3) each company has access to the combined resources and financial, managerial and technological strengths of the others, and (4) Thermo Electron and the Thermo Subsidiaries, in the aggregate, are able to obtain the most favorable terms from outside parties.

     To achieve these ends, the Charter identifies the general principles to be followed by the companies, addresses the role and responsibilities of the management of each company, provides for the sharing of group resources by the companies and provides for centralized administrative, banking and credit services to be performed by Thermo Electron. The services provided by Thermo Electron include collecting and managing cash generated by members, coordinating the access of Thermo Electron and the Thermo Subsidiaries (the "Thermo Group") to external financing sources, ensuring compliance with external financial covenants and internal financial policies, assisting in the formulation of long-range financial planning and providing other banking and credit services. Pursuant to the Charter, Thermo Electron may also provide guarantees of debt obligations of the Thermo Subsidiaries or may obtain external financing at the parent level for the benefit of the Thermo Subsidiaries. In certain instances, the Thermo Subsidiaries may provide credit support to, or on behalf of, the consolidated entity or may obtain financing directly from external financing sources. Under the Charter, Thermo Electron is responsible for determining that the Thermo Group remains in compliance with all covenants imposed by external financing sources, including covenants related to borrowings of Thermo Electron or other members of the Thermo Group, and for apportioning such constraints within the Thermo Group. In addition, Thermo Electron is also responsible for ensuring that members comply with internal policies and procedures. The cost of the services provided by Thermo Electron to the Thermo Subsidiaries is covered under existing corporate services agreements between Thermo Electron and each of the Thermo Subsidiaries.

     The Charter presently provides that it shall continue in effect so long as Thermo Electron and at least one Thermo Subsidiary participate. The Charter may be amended at any time by agreement of the participants. Any Thermo Subsidiary, including the Corporation, can withdraw from participation in the Charter upon 30 days' prior notice. In addition, Thermo Electron may terminate a subsidiary's participation in the Charter in the event the subsidiary ceases to be controlled by Thermo Electron or ceases to comply with the Charter or the policies and procedures applicable to the Thermo Group. A withdrawal from the Charter automatically terminates the corporate services agreement and tax allocation agreement (if any) in effect between the withdrawing company and Thermo Electron. The withdrawal from participation does not terminate outstanding commitments to third parties made by the withdrawing company, or by Thermo Electron or other members of the Thermo Group, prior to the withdrawal. However, a withdrawing company is required to continue to comply with all policies and procedures applicable to the Thermo Group and to provide certain administrative functions mandated by Thermo Electron so long as the withdrawing company is controlled by or affiliated with Thermo Electron.

     As provided in the Charter, the Corporation and Thermo Electron have entered into a Corporate Services Agreement (the "Services Agreement") under which Thermo Electron's corporate staff provides certain administrative services, including certain legal advice and services, risk management, employee benefit administration, tax advice and preparation of tax returns, centralized cash management and financial and other services to the Corporation for which the Corporation pays an annual fee equal to 1.25% of the Corporation's revenues. Prior to January 1993, the Corporation was assessed an annual fee equal to 1% of the Corporation's revenues for these services. The fee may be changed by mutual agreement of the Corporation and Thermo Electron. During fiscal 1992 and 1993, Thermo Electron assessed the Corporation $4,232,000 and $7,302,000, respectively, in fees under the Services Agreement. Management believes that the charges under the Services Agreement are reasonable and that the terms of the Services Agreement are fair to the Corporation. For items such as employee benefit plans, insurance coverage and other identifiable costs, Thermo Electron charges the Corporation based on charges directly attributable to the Corporation. The Services Agreement automatically renews for successive one-year terms, unless canceled by the Corporation upon 30 days' prior notice. In addition, the Services Agreement terminates automatically in the event the Corporation ceases to be a member of the Thermo Group or ceases to be a participant in the Charter. In the event of a termination of the Services Agreement, the Corporation will be required to pay a termination fee equal to the fee that was paid by the Corporation for services under the Services Agreement for the nine-month period prior to termination. Following termination, Thermo Electron may provide certain administrative services on an as-requested basis by the Corporation or as required in order to meet the Corporation's obligations under Thermo Electron's policies and procedures. Thermo Electron will charge the Corporation a fee equal to the market rate for comparable services if such services are provided to the Corporation following termination.

     From time to time, the Corporation may transact business in the ordinary course with other companies in the Thermo Group. All such transactions are on terms comparable to those the Corporation would receive from unaffiliated parties.

     As of January 29, 1994, $157,710,066 of the Corporation's cash equivalents were invested in a repurchase agreement with Thermo Electron. Under this agreement, the Corporation in effect lends excess cash to Thermo Electron, which Thermo Electron collateralizes with investments principally consisting of corporate notes, government and agency securities, money market funds, certificates of deposit, and other marketable securities, in the amount of at least 103% of such obligation. The Corporation's funds subject to the repurchase agreement are readily convertible into cash by the Corporation and have a maturity of three months or less. The repurchase agreement earns interest at a rate based on the Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter.

     In October 1993, the Corporation issued and sold to Thermo Electron, at par, a $140,000,000 principal amount 3 3/4% senior convertible note due 2000. The note is convertible into shares of Common Stock at a conversion price of $31.75 per share.

     At the end of fiscal 1993, the Corporation was indebted to Thermo Electron in an additional aggregate amount of $8,801,000, as follows: a $2,734,000 principal amount 7% subordinated convertible note, which is convertible into shares of Common Stock at a conversion price of $4.44 and $6,067,000 as trade payables.

     In May 1993, the Corporation sold the biomedical instruments business of its Nicolet Instrument Corporation subsidiary ("Nicolet Biomedical") to Thermo Electron for approximately $67.9 million in cash. The purchase price was based upon, among other things, an estimation of the value of Nicolet Biomedical relative to the value of the entire business of Nicolet Instrument Corporation, which was acquired by the Company in August 1992 for an aggregate amount of approximately $179 million and was approved by the Corporation's Board of Directors.

     In January 1994, Thermo Electron entered into an Asset and Stock Purchase Agreement (the "Agreement") with Baker Hughes Incorporated ("Baker Hughes") for the acquisition of certain business operations of Baker Hughes (the "Acquired Business Operations") for an aggregate purchase price of approximately $137,000,000 (the "Total Purchase Price"). In March 1994, the Corporation was assigned certain rights and assumed certain liabilities of Thermo Electron (the "Assignment and Assumption") under the Agreement. Pursuant to the Assignment and Assumption the Corporation acquired certain of the Acquired Business Operations from Baker Hughes for approximately $93,000,000 and the assumption of certain liabilities related to such operations. The price paid by the Corporation was generally determined by pro rating the Total Purchase Price on the basis of revenues of the respective portions of the Acquired Business Operations and was approved by the Corporation's Board of Directors. In March 1994, Thermo Electron also entered into a similar arrangement with another of its publicly held subsidiaries pursuant to which that subsidiary acquired the remainder of the Acquired Business Operations from Baker Hughes for the balance of the Total Purchase Price and the assumption of certain liabilities related to such operations.

     In April 1994, the Corporation and Thermo Process Systems Inc. (another majority owned subsidiary of Thermo Electron) agreed to form a joint venture called Thermo Terra Tech. The Corporation will contribute its laboratory and health physics, environmental consulting and consulting engineering businesses to the joint venture. Thermo Process Systems Inc. will contribute approximately $31 million in cash and marketable securities to the joint venture, as well as its Terra Tech business, which provides analytical services to the petroleum industry and to environmental firms. Subject to certain adjustments for the first year of the joint venture's operations, the joint venture will be owned 51% by Thermo Process Systems Inc. and 49% by the Corporation.

     Thermo Electron owned of record approximately 81% of the Corporation's outstanding Common Stock on January 29, 1994. Thermo Electron intends for the foreseeable future to maintain at least 80% ownership of the Corporation. This may require the purchase by Thermo Electron of additional shares of the Corporation's Common Stock from time to time as the number of outstanding shares issued by the Corporation increases. These purchases may be made either on the open market or directly from the Corporation, at prevailing market rates.

                 APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has appointed Arthur Andersen & Co. as independent public accountants for fiscal 1994. Representatives of that firm are expected to be present at the Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to questions. Arthur Andersen & Co. has acted as independent public accountants for the Corporation since 1986.

                                  OTHER ACTION

     Management is not aware at this time of any other matters that will be presented for action at the Meeting. Should any such matters be presented, the proxies grant power to the proxy holders to vote shares represented by the proxies in the discretion of such proxy holders.

                             STOCKHOLDER PROPOSALS

     Proposals of Stockholders intended to be presented at the 1995 Annual Meeting of the Stockholders of the Corporation must be received by the Corporation for inclusion in the Proxy Statement and form of Proxy relating to that meeting no later than January 2, 1995.

                             SOLICITATION STATEMENT

     The cost of this solicitation of proxies will be borne by the Corporation. Solicitation will be made primarily by mail, but regular employees of the Corporation may solicit proxies personally, by telephone or telegram. Brokers, nominees, custodians and fiduciaries are requested to forward solicitation materials to obtain voting instructions from beneficial owners of stock registered in their names, and the Corporation will reimburse such parties for their reasonable charges and expenses in connection therewith.

Santa Fe, New Mexico
May 3, 1994

(LOGO) This proxy statement is printed on recycled paper.

                                    PROXY

                        THERMO INSTRUMENT SYSTEMS INC.
              504 AIRPORT ROAD - SANTA FE, NEW MEXICO 87504-2108

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby appoints Arvin H. Smith, John N. Gyftopoulos and Theo Melas-Kyriazi, and each of them, proxies of the undersigned, each with power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of Thermo Instrument Systems Inc. held of record by the undersigned on March 28, 1994, at the Annual Meeting of the Stockholders to be held at the Hyatt Regency Hotel, Hilton Head, South Carolina, on Monday, May 23, 1994, at 3:00 p.m., and at any postponement or adjournment thereof, as set forth on the reverse side hereof, and in their discretion upon any other business that may properly come before the meeting.

        THIS PROXY WILL BE VOTED AS SPECIFIED, OR IF NO CHOICE IS SPECIFIED, FOR THE ELECTION OF THE NOMINEES NAMED AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

            (IMPORTANT -- TO BE SIGNED AND DATED ON REVERSE SIDE)

                                                                    -----------
                                                                    SEE REVERSE
                                                                        SIDE
                                                                    -----------
- --------------------------------------------------------------------------------

/ X / PLEASE MARK YOUR
      VOTES AS IN
      THIS EXAMPLE.


                             FOR        WITHHELD                        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1.
                             all        from all
                           nominees     nominees
I. Election of Directors    /  /         /  /                   Nominees: Marshall J. Armstrong, Frank Borman,
                                                                Elias P. Gyftopoulos, George N. Gyftopoulos, John
                                                                N. Gyftopoulos, Robert C. Howard, Frank Jungers,
                                                                Robert A. McCabe, Arvin H. Smith
                                                                and Polyvios G. Vintiadis.
___For, except vote withheld from the following nominee(s):

__________________________________________________________




                                                                        MARK HERE FOR ADDRESS CHANGE    /  /
                                                                        AND NOTE CHANGE AT LEFT


SIGNATURE(S) ______________________________________________________ DATE ___________________________
(This proxy should be dated, signed by the shareholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)
